Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Laura Olson-Reyes
(702) 584-7982	(702) 584-7742
rcaller@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. ANNOUNCES RECORD REVENUE AND

EARNINGS FOR SECOND QUARTER FISCAL 2008

•              REPORTS $0.42 DILUTED EPS AND OPERATING MARGIN OF 20 PERCENT ON REVENUES OF
$231 MILLION

•              SYSTEMS REVENUE UP 95 PERCENT TO RECORD $56.3 MILLION FOR THE QUARTER

•              RAISES FISCAL 2008 REVENUE AND DILUTED EPS GUIDANCE

LAS VEGAS, Feb. 13, 2008 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management systems and networked solutions for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.42 and $0.79 and revenue of $230.7 million and $419.7 million for the three months and six months ended December 31, 2007, respectively. Diluted EPS adjusted for share-based compensation (“Adjusted EPS”) for the three months and six months ended December 31, 2007 was $0.45 and $0.86, respectively.

“We are very pleased to report record quarterly results for our second quarter,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “Our great game performance and continued system success is reflected in record quarterly revenues in each of our game sales, gaming operations and systems businesses.”

Second Quarter Fiscal 2008 Highlights

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
	(dollars in millions, except per share amounts)
Revenues:
Bally Gaming and Systems	$218.9	$139.7	$396.5	$281.6
Casino Operations	11.8	11.2	23.2	23.1
Total Revenue	$230.7	$150.9	$419.7	$304.7

Net income (loss)	$24.4	$(2.5)	$45.7	$(2.7)
Adjusted EBITDA	$63.9	$23.4	$122.4	$49.8
Diluted EPS	$0.42	$(.05)	$0.79	$(.05)

Three Months Ended December 31, 2007 Compared with Three Months Ended December 31, 2006

•                  Total revenues increased 53 percent to $230.7 million as compared with $150.9 million in the same period last year.

•                  Operating income increased by $41.1 million to $46.8 million, as compared with $5.7 million in the same period last year; operating margin was 20 percent in the three months ended December 31, 2007.

•                  Net income increased by $26.9 million to $24.4 million, as compared with a loss of $2.5 million in the same period last year, primarily as a result of improved margin and cost leverage.

•                  Adjusted EBITDA was $63.9 million, a 172 percent increase as compared with the same period last year.

•                  Selling, general and administrative expenses declined to 26 percent of total revenue from 33 percent as compared with the same period last year.

Six Months Ended December 31, 2007 Compared with Six Months Ended December 31, 2006

•                  Total revenues increased 38 percent to $419.7 million as compared with $304.7 million in the same period last year.

•                  Operating income increased by $74.0 million to $88.0 million, as compared with $14.0 million in the same period last year; operating margin was 21 percent in the six months ended December 31, 2007.

•                  Net income increased by $48.4 million to $45.7 million, as compared with a loss of $2.7 million in the same period last year, primarily as a result of improved margin and cost leverage.

•                  Adjusted EBITDA was $122.4 million, a 146 percent increase as compared with the same period last year.

•                  Selling, general and administrative expenses declined to 27 percent of total revenue from 33 percent as compared with the same period last year.

“We are again pleased with our operating leverage this quarter,” said Robert C. Caller, the Company’s Chief Financial Officer. “Our SG&A in the current quarter compared with the September 2007 quarter increased by $8.7 million primarily due to higher professional and accounting fees, Global Gaming Expo trade-show expenses, and commission and bad-debt expenses associated with higher revenue.  However, as a percent of revenue, SG&A decreased to 26 percent from 28 percent in the September 2007 quarter.”

Unaudited summary financial information for the Bally Gaming Equipment and Systems segment for the three months and six months ended December 31, 2007 and 2006 are presented below:

	Three Months Ended December 31,				Six Months Ended December 31,
		%		%		%		%
	2007	Rev	2006	Rev	2007	Rev	2006	Rev
	(dollars in millions)				(dollars in millions)
Revenues:
Gaming Equipment	$108.4	49%	$70.4	50%	$192.7	49%	$132.7	47%
Gaming Operations	54.2	25%	40.4	29%	108.3	27%	81.0	29%
Systems	56.3	26%	28.9	21%	95.5	24%	67.9	24%
Total revenues	$218.9	100%	$139.7	100%	$396.5	100%	$281.6	100%

Gross Margin:
Gaming Equipment (1)	$47.7	44%	$24.1	34%	$86.6	45%	$44.1	33%
Gaming Operations	31.4	58%	23.3	58%	67.4	62%	46.4	57%
Systems (1)	40.9	73%	20.8	72%	70.9	74%	45.9	68%
Total Gross margin	$120.0	55%	$68.2	49%	$224.9	57%	$136.4	48%

Selling, general and administrative	$50.6	23%	$41.6	30%	$91.6	23%	$82.1	29%
Research and development costs	14.7	7%	13.3	10%	28.0	7%	25.9	9%
Depreciation and amortization	3.5	2%	4.4	3%	7.4	2%	8.6	3%
Operating income	$51.2	23%	$8.9	6%	$97.9	25%	$19.8	7%

(1) Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Operating Statistics:
New gaming devices sold	7,144	4,672	12,295	8,099
Original Equipment Manufacturer (“OEM”) units sold	—	460	—	1,605
New unit Average Selling Price (“ASP”)	$13,147	$12,620	$13,201	$12,363

End-of-period installed base:
Wide-area and local-area progressive systems			1,325	1,479
Rental and daily-fee games (2)			9,290	4,893
Lottery systems			7,851	7,164
Centrally determined systems (1)			42,773	30,987

(1)         Daily fee revenue from approximately 7,400 units included in centrally determined systems end of period installed base total as of December 31, 2007 has been deferred, and is not included in gaming operations revenue until completion of certain contractual commitments necessary to recognize revenue under the Company’s revenue-recognition policy. There were no similar deferrals as of December 31, 2006.

(2)        Certain devices previously included in centrally determined systems that were converted to standalone devices have been reclassified to rental and daily-fee games.

Highlights of Certain Results for the Three Months Ended December 31, 2007

Gaming Equipment

•                  Revenues increased to approximately $108.4 million, a 54 percent increase as compared with the same period last year.

•                  A 53 percent increase in new gaming device sales to 7,144 units as compared with 4,672 units in the same period last year.

•                  A 4 percent increase in the ASP of new gaming devices, excluding OEM sales, primarily due to product mix and the effect of foreign currency exchange rates on international pricing.

•                  Gross margin increased from 34 percent in the same period last year to 44 percent, a slight decline from 46 percent in the first quarter of fiscal 2008.  The improvement in margins over the same period last year was primarily related to the increase in ASP discussed above, the elimination of lower margin OEM sales, and improved purchasing and manufacturing efficiencies due to increased volumes and lower manufacturing costs.  Game equipment margins were negatively impacted by approximately $2.0 million in one-time expenses related to the entrance into new international markets in the current quarter.

Gaming Operations

•                  Revenues increased 34 percent to approximately $54.2 million as compared with the same period last year.

•                  Gross margin remained consistent at 58 percent in this year and in the same period last year.

•                  Revenue and gross margin in fiscal 2007 includes daily fees that relate to certain contracts which are deferred in the first and second quarter of fiscal 2008 due to new contractual commitments made to the customers. Approximately $4.4 million in daily fees generated during the second quarter of fiscal 2008 were deferred pending delivery of the commitments.

•                  Revenue and gross margin was negatively impacted by $1.1 million due to the additional deferred revenue and normal seasonality and the softness in casino revenues in the domestic market compared with the September 2007 quarter.

•                  Gross margins were negatively impacted by the deferral of revenue discussed above and approximately $2.0 million of jackpot expenses compared with the September 2007 quarter and the same period last year.

Systems

•                  Revenues increased 95 percent to approximately $56.3 million as compared with the same period last year, primarily as a result of continued acceptance of the Company’s products and an increase in the number of go-lives.

•                  Gross margin increased slightly to 73 percent from 72 percent in the same period last year.

•                  Maintenance revenues increased to approximately $9.9 million from approximately $8.3 million in the same period last year.

•                  As of December 31, 2007, the Company had sold approximately 67,000 units of its iVIEW™ player-communication units. iVIEW units purchased and committed to be purchased now exceed 97,000.

Highlights of Certain Results for the Six Months Ended December 31, 2007

Gaming Equipment

•                  Revenues increased 45 percent to approximately $192.7 million as compared with the same period last year.

•                  A 52 percent increase in new gaming device sales to 12,295 units as compared with 8,099 units in the same period last year.

•                  A 7 percent increase in the ASP of new gaming devices, excluding OEM sales, primarily due to product mix and the effect of foreign currency exchange rates on international pricing.  ASP was negatively impacted in the prior year as a result of incentive pricing and discounts offered to customers related to the roll-out of Bally’s Alpha OS™ platform products.

•                  Gross margin increased to 45 percent from 33 percent in the same period last year.  The improvement in margins was primarily related to the increase in ASP discussed above, the elimination of lower margin OEM sales, and improved purchasing and manufacturing efficiencies related to increased volumes and lower manufacturing costs.

Gaming Operations

•                  Revenues increased 34 percent to approximately $108.3 million as compared with the same period last year.

•                  Revenue and gross margin in fiscal 2007 include daily fees that relate to certain contracts that were deferred in the first and second quarter of fiscal 2008 due to new contractual commitments made to customers. Approximately $7.6 million in daily fees generated during the six months ended December 31, 2007 was deferred pending delivery of the commitments.

Systems

•                  Revenues increased 41 percent to approximately $95.5 million as compared with the same period last year primarily as a result of continued acceptance of the Company’s products and an increase in the number of go-lives principally in the second quarter for fiscal 2008.

•                  Gross margin increased to 74 percent from 68 percent in the same period last year primarily as a result of an increase in the proportion of software and maintenance sales as compared with hardware sales.  Hardware sales have lower gross margins compared with software and maintenance revenue.

•                  Maintenance revenues increased to approximately $19.3 million from approximately $15.9 million in the same period last year.

Fiscal 2008 Business Update

The Company raised its fiscal 2008 guidance for Diluted EPS to $1.60 to $1.90, from an earlier range of $1.55 to $1.85. Adjusted EPS is now estimated between $1.75 to $2.05 from an earlier range of $1.70 to $2.00.

The Company now expects revenues in fiscal 2008 to exceed $875 million, with continued year-over-year growth in each of game sales, gaming operations and system revenues.  The Company continues to forecast an increase in the placement of premium daily-fee games and an increase in the number of gaming devices sold, and also expects margins on game sales and operations to continue to improve in fiscal 2008 as compared with fiscal 2007. The Company also continues to expect its selling, general and administrative expenses as a percentage of revenue to be lower in fiscal 2008 as compared with fiscal 2007. The Company expects its effective tax rate for fiscal 2008 will be between 37 and 38 percent.

The Company has provided this broad range of earnings guidance to give investors general information on the overall direction of its business. The guidance provided is subject to numerous uncertainties, including, among others, overall economic conditions, the market for gaming devices and systems, competitive product introductions, complex revenue recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company may update this fiscal 2008 guidance from time to time as the year progresses.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income (loss), as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended December 31,		Six Months Ended December 31,

	2007	2006	2007	2006
	(in 000s)
Net income (loss)	$24,416	$(2,515)	$45,698	$(2,740)
Interest expense, net	6,243	9,787	12,503	16,797
Income tax (benefit) expense	15,235	(2,358)	28,344	(1,687)
Depreciation and amortization	15,139	14,177	29,254	29,330
Share-based compensation	2,851	4,360	6,585	8,112
Adjusted EBITDA	$63,884	$23,451	$122,384	$49,812

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges and share-based compensation) is a supplemental non-GAAP financial measure used by the Company’s management and is commonly used by industry analysts to evaluate the Company’s financial performance. Adjusted EBITDA provides additional information about the Company’s ability to service debt and is frequently used by investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to the Adjusted EPS:

	Three	Six
	Months Ended	Months Ended
	December 31,	December 31,	Fiscal 2008 Range
	2007	2007	Low	High
Diluted EPS	$0.42	$0.79	$1.60	$1.90
Share-based compensation, net of income tax benefit	0.03	0.07	0.15	0.15
Adjusted EPS	$0.45	$0.86	$1.75	$2.05

The Company provides Adjusted EPS for the three months and six months ended December 31, 2007 and the estimated range of Adjusted EPS for fiscal 2008 in this press release as additional information regarding the Company’s operating results for the three months and six months ended December 31, 2007 and expected operating results for fiscal 2008. Adjusted EPS adds back the impact of stock-based compensation, net of tax, to Diluted EPS as determined in accordance with GAAP. The Company believes that this presentation of Adjusted EPS facilitates investors’ understanding of Bally’s historical operating trends because it provides important supplemental information in evaluating the operating results of the business. Adjusted EPS is not an alternative to Diluted EPS as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast at 4:30 p.m. EST (1:30 p.m. PST) on Wednesday, February 13. The conference-call dial-in number is 866-761-0749 or 617-614-2707 (passcode: Bally) and the webcast can be accessed by visiting www.ballytech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at www.ballytech.com until March 13, 2008.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$164,730	$99,288	$288,262	$200,595
Gaming operations	54,178	40,420	108,256	81,039
Casino operations	11,744	11,238	23,164	23,077
	230,652	150,946	419,682	304,711
Costs and expenses:
Cost of gaming equipment and systems(1)	76,139	54,403	130,802	110,550
Cost of gaming operations	22,757	17,124	40,816	34,666
Direct cost of casino operations	4,719	4,439	9,431	8,901
Selling, general and administrative	60,992	50,427	113,263	99,847
Research and development costs	14,647	13,307	27,956	25,863
Depreciation and amortization	4,596	5,524	9,450	10,875
	183,850	145,224	331,718	290,702
Operating income	46,802	5,722	87,964	14,009

Other income (expense):
Interest income	1,027	413	2,004	1,324
Interest expense	(7,270)	(10,200)	(14,507)	(18,121)
Other, net	116	800	993	1,183

Income before income taxes and minority interest	40,675	(3,265)	76,454	(1,605)
Income tax (expense) benefit	(15,235)	2,358	(28,344)	1,687
Minority interest	(1,024)	(1,608)	(2,412)	(2,822)

Net income (loss)	$24,416	$(2,515)	$45,698	$(2,740)

Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share	$0.45	$(0.05)	$0.84	$(0.05)
Diluted earnings (loss) per share	$0.42	$(0.05)	$0.79	$(0.05)

Weighted average shares outstanding:
Basic	54,382	53,072	54,213	52,985
Diluted	58,524	53,072	57,970	52,985

(1) Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.